UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 5, 2009
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
See discussion at Item 2.03 below.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On February 5, 2009, Mercantile Bancorp, Inc. (the “Company”) and Great River Bancshares, Inc. (“Great River”) entered into a Secured Demand Promissory Note (the “Note”) with the Company as borrower. The Note has a principal balance of $4,000,000 with interest payable monthly beginning March 1, 2009 at the per annum interest rate of 7.50%. The principal balance, together with accrued interest, shall be repaid immediately upon Great River’s written demand.
     The Note is secured by a Collateral Assignment of Promissory Note and Other Loan Documents between the Company as Assignor and Great River as Assignee of a Secured Promissory Note between First Community Bank, as lender (“First Community”), and Mid-America Bancorp, Inc. (“Mid-America”), Robert S. Wholey and Janet F. Wholey, as borrowers, in the amount of $4,000,000 (the “First Community Bank Note”). In an Assignment Agreement dated February 5, 2009, First Community had sold and assigned to the Company all of its interest in the First Community Bank Note in consideration of a purchase price of $4,000,000. In addition, the Note is secured by the Company’s preexisting pledge to Great River of all of its shares of the capital stock of its subsidiaries.
     The Note provides that, among other events, the following are events of default, upon the occurrence of which the outstanding principal and interest shall be due and payable at the election of Great River: (i) if the Company fails to pay when due any sum of money due and owing under the Note; (ii) an “Event of Default” occurs under the Loan Agreement dated August 28, 2008 and related loan documentation among Mid-America, the Wholeys and the Company, as successor in interest to First Community; and (iii) the Restrictive Stock Agreement dated as of October 7, 1998, among Mid-America and the stockholders of Mid-America is not terminated. Upon a default, the default rate of interest equal to twelve and one-half percent (12.5%) would apply.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: February 5, 2009

3